Exhibit 99.2


    FINANCIAL DISCUSSION DOCUMENT

    SECOND QUARTER 2006 COMPARED WITH SECOND QUARTER 2005

    CONSOLIDATED

    Worldwide Revenues

    Net worldwide sales were $3,360 million for the second quarter of 2006 as compared with $3,686 million for the second quarter of 2005, representing a decrease of $326 million or 9%. The decrease in net sales was primarily due to declines in volumes and declines in price/mix, which decreased second quarter sales by approximately 9.7 and 1.9 percentage points, respectively. The decrease in volumes was primarily driven by declines in the consumer film capture Strategic Product Group (SPG), the photofinishing services SPG, the consumer output SPG, the consumer digital capture SPG, the traditional consumables SPG within the Graphic Communications Group segment, and the radiography film and digital output SPGs within the Health Group segment. The decrease in price/mix was primarily driven by the consumer film capture SPG, the consumer output SPG, and the kiosk SPG. These decreases noted above were partially offset by an increase in net sales due to the June 15, 2005 acquisition of Creo, which contributed $104 million or approximately 2.8% to the increase in second quarter sales. The impact of foreign exchange on net sales for the period was insignificant.
    Net sales in the U.S. were $1,340 million for the second quarter of 2006 as compared with $1,442 million for the prior year quarter, representing a decrease of $102 million, or 7%. Net sales outside the U.S. were $2,020 million for the current quarter as compared with $2,244 million for the second quarter of 2005, representing a decrease of $224 million, or 10%, which includes the negative impact of foreign currency fluctuations of $2 million, or less than 1%.

    Digital Strategic Product Groups' Revenues

    The Company's digital product sales, including new technologies product sales, were $1,838 million for the second quarter of 2006 as compared with $1,736 million for the prior year quarter, representing an increase of $102 million, or 6%, primarily driven by the acquisition of Creo. Product sales from new technologies, which are included in digital product sales, were $9 million for the second quarter of 2006 and $16 million for the second quarter of 2005.

    Traditional Strategic Product Groups' Revenues

    Net sales of the Company's traditional products were $1,522 million for the second quarter of 2006 as compared with $1,950 million for the prior year quarter, representing a decrease of $428 million, or 22%, primarily driven by declines in the consumer film capture SPG, the photofinishing services SPG and the consumer and professional output SPGs.

    Foreign Revenues

    The Company's operations outside the U.S. are reported in three regions: (1) the Europe, Africa and Middle East region (EAMER), (2) the Asia Pacific region and (3) the Canada and Latin America region. Net sales in the EAMER region were $1,054 million for the second quarter of 2006 as compared with $1,149 million for the prior year quarter, representing a decrease of $95 million, or 8%. The impact of foreign currency fluctuations on net sales for the period was insignificant. Net sales in the Asia Pacific region were $631 million for the current quarter as compared with $692 million for the prior year quarter, representing a decrease of $61 million, or 9%. The decrease in net sales for the period reflected the unfavorable impact of foreign currency fluctuations of 1%. Net sales in the Canada and Latin America region were $335 million in the current quarter as compared with $403 million for the second quarter of 2005, representing a decrease of $68 million, or 17%. The decrease in net sales for the period included the favorable impact of foreign currency fluctuations of 1%.

    Gross Profit

    Gross profit was $809 million for the second quarter of 2006 as compared with $1,038 million for the second quarter of 2005, representing a decrease of $229 million, or 22%. The gross profit margin was 24.1% in the current quarter as compared with 28.2% in the prior year quarter. The 4.1 percentage point decrease was primarily attributable to increased manufacturing costs, which were largely driven by additional depreciation due to asset useful life changes made during the third quarter of 2005 and higher silver prices, partially offset by favorable cost reductions. In total, manufacturing costs reduced gross profit margins by approximately 2.2 percentage points. Declines due to volume, driven primarily by the consumer film capture SPG, reduced gross profit margins by approximately 0.5 percentage points, while declines due to price/mix, which were primarily attributable to the consumer digital capture SPG and the kiosk SPG, partially offset by the year-over-year increase in royalty income related to digital capture, reduced gross profit margins by approximately 1.2 percentage points. Foreign exchange and the acquisition of Creo did not have significant impacts on gross profit margins for the quarter.

    Selling, General and Administrative Expenses

    Selling, general and administrative expenses (SG&A) were $620 million for the second quarter of 2006 as compared with $650 million for the prior year quarter, representing a decrease of $30 million, or 5%. SG&A as a percentage of sales remained constant at 18% for the second quarter of 2006 as compared with the prior year quarter. The absolute dollar decrease in SG&A is primarily attributable to a $34 million reduction in selling expenses related to the FPG segment as a result of the continued decline in traditional product sales and ongoing Company-wide cost reduction initiatives, partially offset by SG&A associated with the prior year acquisition of Creo of $33 million and by $8 million of costs related to the Company's exploration of strategic alternatives for the Health Group, which was publicly announced on May 4, 2006.

    Research and Development Costs

    Research and development costs (R&D) were $187 million for the second quarter of 2006 as compared with $272 million for the second quarter of 2005, representing a decrease of $85 million, or 31%. R&D as a percentage of sales was 6% for the second quarter of 2006 as compared with the prior year quarter of 7%. This decrease was primarily driven by $64 million of write-offs in the prior year quarter for purchased in-process R&D associated with acquisitions, and by significant spending reductions in the current quarter related to traditional products and services. These decreases were partially offset by additional R&D expenses of $11 million associated with the acquisition of Creo.

    Restructuring Costs and Other

    Restructuring costs and other were $169 million for the second quarter of 2006 as compared with $253 million for the second quarter of 2005, representing a decrease of $84 million or 33%. These costs, as well as the restructuring costs reported in cost of goods sold, are discussed in further detail under "RESTRUCTURING COSTS AND OTHER" below.

    Loss From Continuing Operations Before Interest, Other Income
(Charges), Net and Income Taxes

    The loss from continuing operations before interest, other income (charges), net and income taxes for the second quarter of 2006 was $167 million as compared with a loss of $137 million for the second quarter of 2005, representing an increased loss of $30 million. This change is attributable to the reasons described above.

    Interest Expense

    Interest expense for the second quarter of 2006 was $66 million as compared with $49 million for the prior year quarter, representing an increase of $17 million, or 35%. Higher interest expense is a result of increased levels of debt associated with the prior year acquisitions of KPG and Creo, and higher interest rates.

    Other Income (Charges), Net

    The other income (charges), net component includes principally investment income, income and losses from equity investments, gains and losses on the sales of assets and investments, and foreign exchange gains and losses. Other income for the current quarter was $2 million as compared with other charges of $37 million for the second quarter of 2005. The increase of $39 million is primarily attributable to a year-over-year decrease in foreign exchange losses of $14 million, and a year-over-year increase in interest income of $7 million. Also contributing to the year-over-year increase are one-time charges incurred in the prior-year quarter, consisting of a $19 million impairment charge related to the investment in Lucky Film, and equity losses from the KPG joint venture of $9 million related to the acquisition of KPG on April 1, 2005. Partially offsetting these decreases were impairment charges of $9 million in the current quarter related to assets held for sale.

    Loss From Continuing Operations Before Income Taxes

    The loss from continuing operations before income taxes for the second quarter of 2006 was $231 million as compared with a loss of $223 million for the second quarter of 2005, representing an increased loss of $8 million. This change is attributable to the reasons described above.

    Income Tax Provision (Benefit)

    For the three months ended June 30, 2006, the Company recorded a provision of $51 million on a pre-tax loss of $231 million, representing an effective rate of (22.1)%. The difference of $132 million between the recorded provision of $51 million and the benefit of $81 million that would result from applying the U.S. statutory rate of 35.0% is outlined below.
    For the three months ended June 30, 2005, the Company recorded a benefit of $68 million on a pre-tax loss of $223 million, representing an effective rate of 30.5%. The difference of $10 million between the recorded benefit of $68 million and the benefit of $78 million that would result from applying the U.S. statutory rate of 35.0% is outlined below.


 (dollars in millions)                  3 Months Ended  3 Months Ended
                                        June 30, 2006   June 30, 2005
-- The ongoing impact of not providing
   any tax benefit on the losses
   incurred in the U.S., partially
   offset by the impact of the pre-tax
   earnings outside the U.S. being
   generated in jurisdictions with a
   net effective tax rate that is lower
   than the U.S. statutory rate. The
   Company was recording tax benefits
   on its U.S losses as of and for the
   three months ended June 30, 2005.          $32           $(37)


-- The Company recorded discrete pre-
   tax charges for restructuring, asset
   impairments and a legal settlement
   charge totaling $259 million in the
   second quarter of 2006, relating to
   which the Company recorded a tax
   benefit of $31 million.  This
   benefit differs from the benefit
   that would have resulted using the
   U.S. statutory rate of $90 million
   due to the fact that the
   restructuring charges recorded in
   the U.S. have not been benefited,
   combined with the fact that the
   charges recorded outside the U.S.
   have been incurred in jurisdictions
   that have a net tax rate that is
   lower than the U.S. statutory rate          59             --


-- The Company recorded discrete pre-
   tax charges for restructuring, asset
   sale gains, asset impairments and
   in-process R&D charges totaling $409
   million in the second quarter of
   2005, relating to which the Company
   recorded a tax benefit of $122
   million.  This benefit differs from
   the benefit that would have resulted
   using the U.S. statutory rate of
   $143 million due to the fact that
   the restructuring charges recorded
   outside the U.S. have been incurred
   in jurisdictions that have a net tax
   rate that is lower than the U.S.
   statutory rate                              --             21


-- The Company recorded discrete tax
   charges in the second quarter of
   2006 relating primarily to purchase
   accounting, tax rate changes and
   impacts from the ongoing tax audits
   with respect to open tax years. The
   tax charge of $41 million includes a
   charge of $29 million relating to
   the finalization of the CREO
   purchase accounting and related
   changes to the allocation of the
   purchase price to the respective tax
   jurisdiction.  Due to changes in the
   allocation of the purchase price
   between the U.S. and other
   countries, the finalization of the
   purchase accounting had a $29
   million impact on the valuation
   allowance in the U.S.                       41             --


-- The Company recorded discrete tax
   charges in the second quarter of
   2005 relating primarily to tax rate
   changes, the establishment of a
   valuation allowance against deferred
   tax assets in Brazil, the planned
   remittance of earnings from
   subsidiary companies outside the
   U.S. and a change in estimate with
   respect to a tax benefit recorded in
   connection with a land donation in a
   prior period.                               --             26
                                        --------------  --------------

Total tax provision difference
 resulting from the Company's effective
 tax rate vs. the U.S. statutory rate        $132            $10
                                        ==============  ==============


    Loss From Continuing Operations

    The loss from continuing operations for the second quarter of 2006 was $282 million, or $.98 per basic and diluted share, as compared with a loss from continuing operations for the second quarter of 2005 of $155 million, or $.54 per basic and diluted share, representing a decrease in earnings of $127 million. This decrease in earnings from continuing operations is attributable to the reasons described above.

    CONSUMER DIGITAL IMAGING GROUP

    Worldwide Revenues

    Net worldwide sales for the Consumer Digital Imaging Group (CDG) segment were $628 million for the second quarter of 2006 as compared with $671 million for the second quarter of 2005, representing a decrease of $43 million, or 6%. The decrease in net sales was comprised of: (1) declines related to negative price/mix, driven primarily by the kiosk SPG and the home printing solutions SPG, which reduced net sales by approximately 4.2 percentage points, and (2) lower volumes, which decreased second quarter sales by approximately
2.5 percentage points, driven primarily by declines in the consumer digital capture SPG. These decreases were partially offset by favorable exchange, which increased net sales by approximately 0.4 percentage points.
    CDG segment net sales in the U.S. were $378 million for the current quarter as compared with $391 million for the second quarter of 2005, representing a decrease of $13 million, or 3%. CDG segment net sales outside the U.S. were $250 million for the second quarter of 2006 as compared with $280 million for the prior year quarter, representing a decrease of $30 million, or 11%.
    Net worldwide sales of consumer digital capture products, which include consumer digital cameras, accessories, memory products, imaging sensors, and royalties, decreased 15% in the second quarter of 2006 as compared with the prior year quarter, primarily reflecting volume decreases and unfavorable price/mix, partially offset by favorable exchange. Through May, the Company remains in one of the top three market positions in the U.S. and on a worldwide basis for consumer digital cameras.
    Net worldwide sales of picture maker kiosks/media increased 13% in the second quarter of 2006 as compared with the second quarter of 2005, as a result of significant volume increases and favorable exchange, partially offset by negative price/mix. Sales continue to be driven by strong consumable sales at retail locations with 4x6 media volumes increasing 67% versus last year.
    Net worldwide sales of the home printing solutions SPG, which includes inkjet photo paper and printer docks/media, increased 1% in the current quarter as compared with the second quarter of 2005 driven by volume increases mostly offset by negative price/mix. Through May, the Company's printer dock product continues to maintain leading market share positions on a weighted average basis in six key countries where market share is measured.

    Gross Profit

    Gross profit for the CDG segment was $93 million for the second quarter of 2006 as compared with $122 million for the prior year quarter, representing a decrease of $29 million or 24%. The gross profit margin was 14.8% in the current quarter as compared with 18.2% in the prior year quarter. The 3.4 percentage point decrease was primarily attributable to (1) unfavorable price/mix, primarily driven by the consumer digital capture SPG, the home printing solutions SPG, and the kiosk SPG, partially offset by the year-over-year increase in royalty income related to digital capture, which decreased gross profit margins by approximately 2.6 percentage points, and (2) manufacturing-related costs, inclusive of inventory write-downs, which negatively impacted gross profit margins by approximately 0.8 percentage points. These declines in gross profit margins were partially offset by favorable exchange, which positively impacted gross profit margins by approximately 0.2 percentage points.

    Selling, General and Administrative Expenses

    SG&A expenses for the CDG segment remained unchanged at $128 million for both the second quarter of 2005 and in the current quarter, and increased as a percentage of sales from 19% for the second quarter of 2005 to 20% for the current quarter. This percentage increase was driven by the year-over-year decline in sales.

    Research and Development Costs

    R&D costs for the CDG segment decreased $1 million, or 2%, from $46 million in the second quarter of 2005 to $45 million in the current quarter and remained constant as a percentage of sales at 7%.

    Loss From Continuing Operations Before Interest, Other Income
(Charges), Net and Income Taxes

    The loss from continuing operations before interest, other income (charges), net and income taxes for the CDG segment was $79 million in the second quarter of 2006 compared with a loss of $52 million in the second quarter of 2005, representing a decrease in earnings of $27 million or 52%, as a result of the factors described above.

    FILM AND PHOTOFINISHING SYSTEMS GROUP

    Worldwide Revenues

    Net worldwide sales for the Film and Photofinishing Systems Group
(FPG) segment were $1,153 million for the second quarter of 2006 as compared with $1,503 million for the second quarter of 2005, representing a decrease of $350 million, or 23%. The decrease in net sales was comprised of lower volumes driven primarily by declines in the consumer film capture SPG, the consumer output SPG, and the photofinishing services SPG, which decreased second quarter sales by approximately 20.9 percentage points, and declines related to negative price/mix, driven primarily by the consumer film capture SPG and consumer output SPG, which reduced net sales by approximately 2.2 percentage points. Unfavorable foreign exchange also decreased net sales by approximately 0.1 percentage points.
    FPG segment net sales in the U.S. were $391 million for the current quarter as compared with $512 million for the second quarter of 2005, representing a decrease of $121 million, or 24%. FPG segment net sales outside the U.S. were $762 million for the second quarter of 2006 as compared with $991 million for the prior year quarter, representing a decrease of $229 million, or 23%.
    Net worldwide sales of the consumer film capture SPG, including consumer roll film (35mm and APS film), one-time-use cameras (OTUC), professional films, reloadable traditional film cameras and batteries/videotape, decreased 29% in the second quarter of 2006 as compared with the second quarter of 2005, primarily reflecting volume declines and negative price/mix.
    Net worldwide sales for the consumer output SPG, which includes color negative paper and photochemicals, decreased 24% in the second quarter of 2006 as compared with the second quarter of 2005, primarily reflecting volume declines and unfavorable price/mix.
    Net worldwide sales for the photofinishing services SPG, which includes equipment and photofinishing services at retail on-site and Qualex in the U.S. and CIS (Consumer Imaging Services) outside the U.S., decreased 44% in the second quarter of 2006 as compared with the second quarter of 2005, reflecting continuing volume declines.
    Net worldwide sales for the entertainment imaging SPGs, including origination and print films for the entertainment industry, decreased 5%, primarily reflecting volume declines and unfavorable price/mix for print films, as well as unfavorable exchange. These results reflect more conservative motion picture release strategies by major studios including the maturation of industry practice regarding simultaneous worldwide releases of major feature films, as well as revenue in 2005 from non-recurring transactions.

    Gross Profit

    Gross profit for the FPG segment was $303 million for the second quarter of 2006 as compared with $513 million for the prior year quarter, representing a decrease of $210 million or 41%. The gross profit margin was 26.3% in the current quarter as compared with 34.1% in the prior year quarter. The 7.8 percentage point decrease was primarily attributable to increased manufacturing costs, which reduced gross profit margins by approximately 7.3 percentage points and were largely driven by higher depreciation as a result of the asset useful life changes made in the third quarter of 2005 and increased silver costs. Volume declines reduced gross profit margins by approximately
0.4 percentage points, while negative price/mix unfavorably impacted gross profit margins by approximately 0.1 percentage points.

    Selling, General and Administrative Expenses

    SG&A expenses for the FPG segment decreased $64 million, or 26%, from $246 million in the second quarter of 2005 to $182 million in the current quarter, and remained constant as a percentage of sales at 16%. The decline in SG&A was attributable to a reduction in selling expenses of $34 million, a reduction in administrative expenses of $17 million and a reduction in advertising costs of $13 million.

    Research and Development Costs

    R&D costs for the FPG segment decreased $14 million, or 58%, from $24 million in the second quarter of 2005 to $10 million in the current quarter and decreased as a percentage of sales from 2% in the prior year quarter to 1% in the current quarter. The decrease in R&D was primarily attributable to reductions in spending related to traditional products and services.

    Earnings From Continuing Operations Before Interest, Other Income (Charges), Net and Income Taxes

    Earnings from continuing operations before interest, other income (charges), net and income taxes for the FPG segment were $113 million in the second quarter of 2006 compared with $244 million in the second quarter of 2005, representing a decrease of $131 million or 54%, largely resulting from the decrease in sales in the current quarter, higher silver prices, and the impacts of asset useful life changes that were made in the third quarter of 2005.

    GRAPHIC COMMUNICATIONS GROUP

    The Graphic Communications Group (GCG) segment serves a variety of customers in the in-plant, data center, commercial printing, packaging, newspaper and digital service bureau markets with a range of software and hardware products that provide customers with a range of solutions for prepress, traditional and digital printing, and document scanning and multi-vendor IT services.
    On April 1, 2005, the Company became the sole owner of KPG through the redemption of Sun Chemical Corporation's 50 percent interest in the KPG joint venture. Under the terms of the transaction, the Company redeemed all of Sun Chemical's shares in KPG by providing $317 million in cash at closing and by entering into two notes payable arrangements, one that will be payable within the U.S. (the U.S. note) and one that will be payable outside of the U.S. (the non-U.S. note), that will require principal and interest payments of $200 million in the third quarter of 2006, and $50 million annually from 2008 through 2013. The total payments due under the U.S. note and the non-U.S. note are $100 million and $400 million, respectively. The aggregate fair value of these notes payable arrangements of approximately $395 million as of the acquisition date was recorded as long-term debt in the Company's Consolidated Statement of Financial Position.
    On June 15, 2005, the Company completed the acquisition of Creo Inc. (Creo), a premier supplier of prepress and workflow systems used by commercial printers around the world. The Company paid $954 million (excluding approximately $11 million in transaction related costs), or $16.50 per share, for all of the outstanding shares of Creo. The Company used its bank lines to initially fund the acquisition, which has been refinanced with a term loan under the Company's Secured Credit Agreement.
    As a result of the ongoing integration within the Graphic Communications Group segment, it will become increasingly difficult to report results by discrete entities within the business. Starting in the third quarter of 2006, the Company will report results for the Graphic Communications Group segment consistent with the organizational structure of the business.

    Worldwide Revenues

    Net worldwide sales for the Graphic Communications Group segment were $908 million for the second quarter of 2006 as compared with $794 million for the prior year quarter, representing an increase of $114 million, or 14%. The increase in net sales was primarily due to: (1) the acquisition of Creo, which contributed $104 million or approximately 13.1 percentage points to the year-over-year increase in sales, and (2) volume increases, primarily driven by digital printing and digital consumables, which increased sales by approximately 2.0 percentage points. These increases were partially offset by (1) unfavorable price/mix, primarily driven by the inkjet SPG, workflow and prepress SPG, and digital printing SPG, which decreased second quarter sales by approximately 0.3 percentage points, and (2) unfavorable exchange, which decreased second quarter sales by approximately 0.4 percentage points.
    Net sales in the U.S. were $314 million for the current quarter as compared with $251 million for the prior year quarter, representing an increase of $63 million, or 25%. Net sales outside the U.S. were $594 million in the second quarter of 2006 as compared with $543 million for the prior year quarter, representing an increase of $51 million, or 9%, which includes a decrease of $4 million or 1% from the unfavorable impact of exchange.

    Digital Strategic Product Groups' Revenues

    The Graphic Communications Group segment digital product sales are comprised of KPG digital revenues; NexPress Solutions, a producer of digital color and black and white printing solutions; Creo, a supplier of prepress and workflow systems; Kodak Versamark, a provider of continuous inkjet technology; document scanners; Encad, a maker of wide-format inkjet printers, inks and media; and service and support.
    Digital product sales for the Graphic Communications Group segment were $765 million for the second quarter of 2006 as compared with $607 million for the prior year quarter, representing an increase of $158 million, or 26%. The increase in digital product sales was primarily attributable to the acquisition of Creo, as well as increases in digital consumables sales.
    Net worldwide sales for NexPress digital printing increased 9% driven by strong color volume increases partially offset by negative price/mix and unfavorable foreign exchange. The installed base of digital production color presses continues to grow and increases in customer average monthly page volumes are leading to higher sales of consumables.
    Sales of Kodak Versamark products and services increased 7% in the current quarter as compared with the second quarter of 2005, reflecting volume increases for both consumables and services, partially offset by negative price/mix and unfavorable exchange.

    Traditional Strategic Product Groups' Revenues

    Segment traditional product sales are primarily comprised of sales of traditional graphics products, KPG's analog plates and other films, and microfilm products. These sales were $143 million for the current quarter compared with $187 million for the prior year quarter, representing a decrease of $44 million, or 24%. The decrease in sales was primarily attributable to declines in KPG-related analog plates and graphic films.

    Gross Profit

    Gross profit for the Graphic Communications Group segment was $253 million for the second quarter of 2006 as compared with $213 million in the prior year quarter, representing an increase of $40 million, or 19%. The gross profit margin was 27.9% in the current quarter as compared with 26.8% in the prior year quarter. The increase in the gross profit margin of 1.1 percentage points was primarily attributable to: (1) favorable price/mix, primarily driven by the digital consumables SPG, which increased gross profit margins by approximately 1.5 percentage points, and (2) reductions in manufacturing and other costs, which increased gross profit margins by approximately 0.9 percentage points. These positive impacts were partially offset by negative impacts from: (1) declines related to the acquisition of Creo, which reduced gross profit margins by approximately 1.2 percentage points, and (2) unfavorable exchange, which decreased gross profit margins by approximately 0.1 percentage points.

    Selling, General and Administrative Expenses

    SG&A expenses for the Graphic Communications Group segment were $180 million for the second quarter of 2006 as compared with $142 million in the prior year quarter, representing an increase of $38 million, or 27%, and increased as a percentage of sales from 18% to 20%. The increase in SG&A in absolute dollars is primarily attributable to the acquisition of Creo.

    Research and Development Costs

    Second quarter R&D costs for the Graphic Communications Group segment decreased $60 million, or 54%, from $112 million for the second quarter of 2005 to $52 million for the current quarter, and decreased as a percentage of sales from 14% for the second quarter of 2005 to 6% for the current quarter. The year-over-year dollar decrease was primarily driven by $64 million of write-offs in the prior year quarter for purchased in-process R&D associated with acquisitions.

    Earnings (Loss) From Continuing Operations Before Interest, Other Income (Charges), Net and Income Taxes

    Earnings from continuing operations before interest, other income (charges), net and income taxes for the Graphic Communications Group segment were $22 million in the second quarter of 2006 compared with a loss of $42 million in the second quarter of 2005. This increase in earnings is attributable to the reasons outlined above.

    HEALTH GROUP

    Worldwide Revenues

    Net worldwide sales for the Health Group segment were $655 million for the second quarter of 2006 as compared with $694 million for the prior year quarter, representing a decrease of $39 million, or 6%. The decrease in sales was attributable to volume declines of approximately
4.8 percentage points, primarily driven by the radiology film and digital output SPGs, partially offset by the growth in the digital capture, digital dental, and healthcare information solutions SPGs. Price/mix decreases reduced second quarter sales by approximately 0.8 percentage points, primarily driven by the traditional radiology film SPG. Foreign exchange did not significantly impact second quarter sales.
    Net sales in the U.S. were $244 million for the current quarter as compared with $273 million for the second quarter of 2005, representing a decrease of $29 million, or 11%. Net sales outside the U.S. were $411 million for the second quarter of 2006 as compared with $421 million for the prior year quarter, representing a decrease of $10 million, or 2%.

    Digital Strategic Product Groups' Revenues

    Health Group segment digital sales, which include digital output (DryView laser imagers/media and wet laser printers/media), digital capture systems (computed radiography and digital radiography equipment), digital dental systems (practice management software and digital and computed radiography capture equipment), healthcare information solutions (Picture Archiving and Communications Systems
(PACS)), Radiology Information Systems (RIS) and Information Management Solutions (IMS), and associated services were $436 million for the current quarter as compared with $442 million for the second quarter of 2005, representing a decrease of $6 million, or 1%. This sales decline was driven by lower volumes in the digital output SPG, partially offset by volume growth in the digital capture SPG, digital dental SPG, and healthcare information solutions SPG.

    Traditional Strategic Product Groups' Revenues

    Segment traditional product sales, including analog film, equipment, service, and chemistry, were $219 million for the current quarter as compared with $252 million for the second quarter of 2005, representing a decrease of $33 million, or 13%. Sales declines were primarily driven by volume decreases.

    Gross Profit

    Gross profit for the Health Group segment was $238 million for the second quarter of 2006 as compared with $273 million in the prior year quarter, representing a decrease of $35 million, or 13%. The gross profit margin was 36.3% in the current quarter as compared with 39.3% in the second quarter of 2005. The decrease in the gross profit margin of 3.0 percentage points was principally attributable to price/mix, which negatively impacted gross profit margins by approximately 3.2 percentage points primarily driven by the digital capture SPG. This decline was partially offset by reductions in manufacturing cost, which increased gross profit margins by approximately 0.3 percentage points, as increased silver costs and higher depreciation as a result of asset useful life changes made in the third quarter of 2005 were more than offset by service and manufacturing productivity gains.

    Selling, General and Administrative Expenses

    SG&A expenses for the Health Group segment decreased $1 million, or 1%, from $124 million in the second quarter of 2005 to $123 million for the current quarter, and increased as a percentage of sales from 18% in the prior year quarter to 19% in the current year quarter. The decrease in SG&A expenses is primarily attributable to cost reduction activities and a favorable legal settlement of $2 million in the current quarter, partially offset by $8 million of spending related to the Company's exploration of strategic alternatives for the Health Group, which was publicly announced on May 4, 2006.

    Research and Development Costs

    Second quarter R&D costs decreased $3 million, or 8%, from $40 million in the second quarter of 2005 to $37 million, and remained constant as a percentage of sales at 6%.

    Earnings From Continuing Operations Before Interest, Other Income (Charges), Net and Income Taxes

    Earnings from continuing operations before interest, other income (charges), net and income taxes for the Health segment decreased $31 million, or 28%, from $109 million for the prior year quarter to $78 million for the second quarter of 2006 due to the reasons described above.

    ALL OTHER

    Worldwide Revenues

    Net worldwide sales for All Other were $16 million for the second quarter of 2006 as compared with $24 million for the second quarter of 2005, representing a decrease of $8 million, or 33%. Net sales in the U.S. were $13 million for the second quarter of 2006 as compared with $15 million for the prior year quarter, representing a decrease of $2 million, or 13%. Net sales outside the U.S. were $3 million in the second quarter of 2006 as compared with $9 million in the prior year quarter, representing a decrease of $6 million, or 67%.

    Loss From Continuing Operations Before Interest, Other Income
(Charges), Net and Income Taxes

    The loss from continuing operations before interest, other income (charges), net and income taxes for All Other was $51 million in the current quarter as compared with a loss of $57 million in the second quarter of 2005, primarily driven by digital investments, which include the consumer inkjet and display programs.

    NET LOSS

    The net loss for the second quarter of 2006 was $282 million, or a loss of $.98 per basic and diluted share, as compared with a net loss for the second quarter of 2005 of $155 million, or $.54 per basic and diluted share, representing a decrease in earnings of $127 million or 82%. This decrease is attributable to the reasons outlined above.

    RESTRUCTURING COSTS AND OTHER

    The Company is currently undergoing the transformation from a traditional products and services company to a digital products and services company. In connection with this transformation, the Company announced a cost reduction program in January 2004 that would extend through 2006 to achieve the appropriate business model and to significantly reduce its worldwide facilities footprint. In July 2005, the Company announced an extension to this program into 2007 to accelerate its digital transformation, which included further cost reductions that will result in a business model consistent with what is necessary to compete profitably in digital markets.
    In connection with its announcement relating to the extended "2004-2007 Restructuring Program," the Company has provided estimates with respect to (1) the number of positions to be eliminated, (2) the facility square footage reduction, (3) the reduction in its traditional manufacturing infrastructure, (4) the total restructuring charges to be incurred, (5) incremental annual savings, and (6) incremental cash charges associated with these actions.
    The actual charges for initiatives under this program are recorded in the period in which the Company commits to formalized restructuring plans or executes the specific actions contemplated by the program and all criteria for restructuring charge recognition under the applicable accounting guidance have been met.


                    Restructuring Programs Summary

The activity in the accrued restructuring balances and the non-cash charges incurred in relation to all of the restructuring programs described below were as follows for the second quarter of 2006:

                            Balance
(in millions)              March 31,   Costs                    Cash
                             2006     Incurred  Reversals(1)  Payments
                           ---------  --------  ------------  --------
2004-2007 Restructuring
 Program:

Severance reserve              $269      $141      $   -       $(118)
Exit costs reserve               29        20         (1)        (15)
                           ---------  --------  ------------  --------
  Total reserve                $298      $161      $  (1)      $(133)
                           =========  ========  ============  ========
Long-lived asset
 impairments and inventory
 write-downs                   $  -      $ 14      $   -       $   -
                           =========  ========  ============  ========

Accelerated depreciation       $  -      $ 72      $   -       $   -
                           =========  ========  ============  ========

Pre-2004 Restructuring
 Programs:

Severance reserve              $  1      $  -      $   -       $  (1)
Exit costs reserve               12         -          -          (1)
                           --------   -------   ---------     -------
  Total reserve                $ 13      $  -      $   -       $  (2)
                           ========   =======   =========     =======

Total of all
 restructuring programs        $311      $247      $  (1)      $(135)
                           ========   =======   =========     =======


                                                   Other
                                                 Adjustments  Balance
                                    Non-cash        and       June 30,
                                   Settlements  Reclasses(2)    2006
                                   -----------  ------------  --------
2004-2007 Restructuring Program:

Severance reserve                   $     -        $ (12)      $ 280
Exit costs reserve                        -           (4)         29
                                   -----------  ------------  --------
  Total reserve                     $     -        $ (16)      $ 309
                                   ===========  ============  ========
Long-lived asset
 impairments and inventory
 write-downs                        $   (14)       $   -       $   -
                                   ===========  ============  ========

Accelerated depreciation            $   (72)       $   -       $   -
                                   ===========  ============  ========

Pre-2004 Restructuring Programs:

Severance reserve                   $     -        $   -       $   -
Exit costs reserve                        -            1          12
                                   -----------  ------------  --------
  Total reserve                     $     -        $   1       $  12
                                   ===========  ============  ========

Total of all
 restructuring programs             $   (86)       $ (15)      $ 321
                                   ===========  ===========   ========

(1) During the three months ended June 30, 2006, the Company reversed $1 million of exit cost reserves, as exit costs were settled for amounts less than originally estimated. These reserve reversals were included in restructuring costs and other in the accompanying Statement of Operations for the three months ended June 30, 2006.

(2) The total restructuring charges of $247 million include: (1) pension and other postretirement charges and credits for curtailments, settlements and special termination benefits, and
    (2) environmental remediation charges that resulted from the Company's ongoing restructuring actions. However, because the impact of these charges and credits relate to the accounting for pensions, other postretirement benefits, and environmental remediation costs, the related impacts on the Consolidated Statement of Financial Position are reflected in their respective components as opposed to within the accrued restructuring balances at June 30, 2006. Accordingly, the Other Adjustments and Reclasses column of the table above includes: (1) reclassifications to Other long-term assets and Pension and other postretirement liabilities for the position elimination-related impacts on the Company's pension and other postretirement employee benefit plan arrangements, including net curtailment losses, settlement losses, and special termination benefits of $(21) million, and (2) reclassifications to Other long-term liabilities for the restructuring-related impacts on the Company's environmental remediation liabilities of $(7) million. Additionally, the Other Adjustments and Reclasses column of the table above includes: (1) adjustments to the restructuring reserves of $9 million related to the Creo purchase accounting impacts that were charged appropriately to Goodwill as opposed to Restructuring charges, and
    (2) foreign currency translation adjustments of $4 million, which are reflected in Accumulated other comprehensive loss in the Consolidated Statement of Financial Position.


    The costs incurred, net of reversals, which total $246 million for the three months ended June 30, 2006, include $72 million and $5 million of charges related to accelerated depreciation and inventory write-downs, respectively, that were reported in cost of goods sold in the accompanying Consolidated Statement of Operations for the three months ended June 30, 2006. The remaining costs incurred, net of reversals, of $169 million were reported as restructuring costs and other in the accompanying Consolidated Statement of Operations for the three months ended June 30, 2006. The severance costs and exit costs require the outlay of cash, while long-lived asset impairments, accelerated depreciation and inventory write-downs represent non-cash items.

    2004-2007 Restructuring Program

    The Company announced on January 22, 2004 that it planned to develop and execute a comprehensive cost reduction program throughout the 2004 to 2006 timeframe. The objective of these actions is to achieve a business model appropriate for the Company's traditional businesses, and to sharpen the Company's competitiveness in digital markets.
    The Program was expected to result in total charges of $1.3 billion to $1.7 billion over the three-year period, of which $700 million to $900 million are related to severance, with the remainder relating to the disposal of buildings and equipment. Overall, the Company's worldwide facility square footage was expected to be reduced by approximately one-third. Approximately 12,000 to 15,000 positions worldwide were expected to be eliminated through these actions primarily in global manufacturing, selected traditional businesses and corporate administration.
    On July 20, 2005, the Company announced that it would extend the restructuring activity, originally announced in January 2004, as part of its efforts to accelerate its digital transformation and to respond to a faster-than-expected decline in consumer film sales. As a result of this announcement, the overall restructuring program was renamed the "2004-2007 Restructuring Program." Under the 2004 - 2007 Restructuring Program, the Company expected to increase the total employment reduction to a range of 22,500 to 25,000 positions, and to reduce its traditional manufacturing infrastructure to approximately $1 billion, compared with $2.9 billion as of December 31, 2004. These changes were expected to increase the total charges under the Program to a range of $2.7 billion to $3.0 billion. Based on the actual actions taken through the end of the second quarter of 2006 under this Program and an understanding of the estimated remaining actions to be taken, the Company expects that the employment reductions and total charges under this Program will be within the ranges of 25,000 to 27,000 positions and $3.0 billion to $3.4 billion, respectively. When essentially completed in 2007, the activities under this Program will result in a business model consistent with what is necessary to compete profitably in digital markets.
    The Company implemented certain actions under the Program during the second quarter of 2006. As a result of these actions, the Company recorded charges of $175 million in the second quarter of 2006, which were composed of severance, long-lived asset impairments, exit costs and inventory write-downs of $141 million, $9 million, $20 million and $5 million, respectively. The severance costs related to the elimination of approximately 1,625 positions, including approximately 200 photofinishing, 900 manufacturing, and 525 administrative positions. The geographic composition of the positions to be eliminated includes approximately 600 in the United States and Canada and 1,025 throughout the rest of the world. Included in the 1,625 positions are approximately 25 positions related to Creo, which was acquired in 2005. The severance charge related to these positions is included in Goodwill as part of the purchase accounting related to Creo. The reduction of the 1,625 positions and the $161 million charges for severance and exit costs are reflected in the 2004-2007 Restructuring Program table below. The $9 million charge in the second quarter and the $46 million year-to-date charge for long-lived asset impairments were included in restructuring costs and other in the accompanying Consolidated Statement of Operations for the three and six months ended June 30, 2006, respectively. The charges taken for inventory write-downs of $5 million and $6 million were reported in cost of goods sold in the accompanying Consolidated Statement of Operations for the three and six months ended June 30, 2006, respectively.
    As a result of initiatives implemented under the 2004-2007 Restructuring Program, the Company recorded $72 million and $154 million of accelerated depreciation on long-lived assets in cost of goods sold in the accompanying Consolidated Statement of Operations for the three and six months ended June 30, 2006, respectively. The accelerated depreciation relates to long-lived assets accounted for under the held and used model of SFAS No. 144. The second quarter amount of $72 million relates to $71 million of manufacturing facilities and equipment, and $1 million of administrative facilities and equipment that will be used until their abandonment. The year-to-date amount of $154 million relates to $4 million of photofinishing facilities and equipment, $149 million of manufacturing facilities and equipment, and $1 million of administrative facilities and equipment that will be used until their abandonment. The Company will incur approximately $50 million of accelerated depreciation in the third quarter of 2006 as a result of the initiatives already implemented under the 2004-2007 Restructuring Program.
    Under this Program, on a life-to-date basis as of June 30, 2006, the Company has recorded charges of $2,435 million, which was composed of severance, long-lived asset impairments, exit costs, inventory write-downs, and accelerated depreciation of $1,146 million, $308 million, $222 million, $62 million, and $697 million, respectively. The severance costs related to the elimination of approximately 20,550 positions, including approximately 6,025 photofinishing, 9,500 manufacturing, 1,075 research and development and 3,950 administrative positions.
    The following table summarizes the activity with respect to the charges recorded in connection with the focused cost reduction actions that the Company has committed to under the 2004-2007 Restructuring Program and the remaining balances in the related reserves at June 30, 2006:


(dollars in millions)

                                           Exit
                    Number of  Severance   Costs
                    Employees   Reserve   Reserve   Total
                    ---------  ---------  -------  -------
2004 charges          9,625       $418      $ 99    $ 517
2004 reversals            -         (6)       (1)      (7)
2004 utilization     (5,175)      (169)      (47)    (216)
2004 other adj. &
  reclasses               -         24       (15)       9
                    ---------  ---------  -------  -------

Balance at 12/31/04   4,450        267        36      303

2005 charges          8,125        497        84      581
2005 reversals            -         (3)       (6)      (9)
2005 utilization    (10,225)      (377)      (95)    (472)
2005 other adj. &
  reclasses               -       (113)        4     (109)
                    ---------  ---------  -------  -------
Balance at 12/31/05   2,350        271        23      294

Q1, 2006 charges      1,175         90        19      109
Q1, 2006 reversals        -         (1)        -       (1)
Q1, 2006 utilization (1,425)       (97)      (14)    (111)
Q1, 2006 other adj.
  & reclasses             -          6         1        7
                    ---------  ---------  -------  -------
Balance at 03/31/06   2,100        269        29      298

Q2, 2006 charges      1,625        141        20      161
Q2, 2006 reversals        -          -        (1)      (1)
Q2, 2006 utilization (1,300)      (118)      (15)    (133)
Q2, 2006 other adj.
  & reclasses             -        (12)       (4)     (16)
                    ---------  ---------  -------  -------
Balance at 06/30/06   2,425      $ 280      $ 29    $ 309
                    =========  =========  =======  =======


                       Long-lived
                          Asset
                       Impairments
                      and Inventory  Accelerated
                       Write-downs   Depreciation
                      -------------  ------------
2004 charges             $  157         $ 152
2004 reversals                -             -
2004 utilization           (157)         (152)
2004 other adj. &
  reclasses                   -             -
                      -------------  ------------

Balance at 12/31/04           -             -

2005 charges                161           391
2005 reversals                -             -
2005 utilization           (161)         (391)
2005 other adj. &
  reclasses                   -             -
                      -------------  ------------
Balance at 12/31/05           -             -

Q1, 2006 charges             38            82
Q1, 2006 reversals            -             -
Q1, 2006 utilization        (38)          (82)
Q1, 2006 other adj.
  & reclasses                 -             -
                      -------------  ------------
Balance at 03/31/06           -             -

Q2, 2006 charges             14            72
Q2, 2006 reversals            -             -
Q2, 2006 utilization        (14)          (72)
Q2, 2006 other adj.
  & reclasses                 -             -
                      -------------  ------------
Balance at 06/30/06       $   -         $   -
                      =============  ============


    As a result of the initiatives already implemented under the 2004-2007 Restructuring Program, severance payments will be paid during periods through 2007 since, in many instances, the employees whose positions were eliminated can elect or are required to receive their payments over an extended period of time. Most exit costs have been paid or will be paid during 2006. However, certain costs, such as long-term lease payments, will be paid over periods after 2006.
    The charges of $247 million recorded in the second quarter of 2006, excluding reversals, included $56 million applicable to the Film and Photofinishing Systems Group segment, $5 million applicable to the Graphic Communications Group segment, and $2 million applicable to the Consumer Digital Imaging Group segment. The balance of $184 million was applicable to manufacturing, research and development, and administrative functions, which are shared across all segments.
    The restructuring actions implemented during the second quarter of 2006 under the 2004-2007 Restructuring Program are expected to generate future annual cost savings of approximately $109 million, of which approximately $107 million represents future annual cash savings. These cost savings began to be realized by the Company beginning in the second quarter of 2006, and are expected to be fully realized by the end of 2006 as most of the actions and severance payouts are completed. These total cost savings are expected to reduce future cost of goods sold, SG&A, and R&D expenses by approximately $71 million, $37 million, and $1 million, respectively.
    Based on all of the actions taken to date under the 2004-2007 Restructuring Program, the program is expected to generate annual cost savings of approximately $1,190 million, including annual cash savings of $1,140 million, as compared with pre-program levels. The Company began realizing these savings in the second quarter of 2004, and expects the savings to be fully realized by the end of 2006 as most of the actions and severance payouts are completed. These total cost savings are expected to reduce cost of goods sold, SG&A, and R&D expenses by approximately $803 million, $280 million, and $107 million, respectively.
    The above savings estimates are based primarily on objective data related to the Company's severance actions. Savings resulting from facility closures and other non-severance actions that are more difficult to quantify are not included. The Company is updating its estimate of total annual cost savings under the extended 2004-2007 Restructuring Program of $1.6 billion to $1.8 billion, as announced in July 2005, based on the additional charges expected to be incurred, as discussed above.

    Pre-2004 Restructuring Programs

    At June 30, 2006, the Company had remaining exit costs reserves of $12 million relating to restructuring plans committed to or executed prior to 2004. Most of these remaining exit costs reserves represent long-term lease payments, which will continue to be paid over periods throughout and after 2006.

    CASH FLOW ACTIVITY

    The Company's cash and cash equivalents decreased $610 million to $1,055 million at June 30, 2006. The decrease resulted primarily from $401 million of net cash used in operating activities, $163 million of net cash used in investing activities, and $52 million of net cash used in financing activities.
    The net cash used in operating activities of $401 million was primarily attributable to a decrease in liabilities excluding borrowings of $482 million, which included $279 million of payments for restructuring-related severance benefits and exit costs, as well as timing of payments of customer rebates and trade payables. These uses of cash were partially offset by decreases in receivables of $216 million. The decrease in receivables is a result of seasonally lower sales levels in the three month period ended June 30, 2006 compared with fourth quarter 2005 sales. In addition, the company's net loss of $580 million which, when adjusted for equity in earnings from unconsolidated affiliates, depreciation and amortization, the gain on sales of businesses/assets, restructuring costs, asset impairments and other non-cash charges, and benefit for deferred taxes, used $28 million of operating cash.
    The net cash used in investing activities of $163 million was utilized primarily for capital expenditures of $184 million. The net cash used in financing activities of $52 million was the result of a net decrease in borrowings.
    The Company's primary uses of cash include restructuring payments, debt payments, capital additions, dividend payments, employee benefit plan payments/contributions, and working capital needs.
    Capital additions were $184 million in the six months ended June 30, 2006, with the majority of the spending supporting new products, manufacturing productivity and quality improvements, infrastructure improvements, equipment placements with customers, and ongoing environmental and safety initiatives. For the year ending December 31, 2006, the Company expects capital additions of less than $500 million.
    During the six months ended June 30, 2006, the Company expended $279 million against restructuring reserves and pension and other postretirement liabilities, primarily for the payment of severance benefits. Employees whose positions were eliminated could elect to receive severance payments for up to two years following their date of termination.
    The Company has a dividend policy whereby it makes semi-annual payments which, when declared, will be paid on the Company's 10th business day each July and December to shareholders of record on the close of the first business day of the preceding month. On May 10, 2006, the Board of Directors declared a semi-annual cash dividend of $.25 per share payable to shareholders of record at the close of business on June 1, 2006. This dividend was paid on July 18, 2006.
    The Secured Credit Agreement contains various affirmative and negative covenants customary in a facility of this type, including two quarterly financial covenants: (1) a consolidated debt for borrowed money to consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) (subject to adjustments to exclude any extraordinary income or losses, as defined by the Secured Credit Agreement, interest income and certain non-cash items of income and expense) ratio of not greater than: 4.25 to 1 as of June 30, 2006;
4.00 to 1 as of September 30, 2006; and 3.50 to 1 as of December 31, 2006 and thereafter, and (2) a consolidated EBITDA to consolidated interest expense (subject to adjustments to exclude interest expense not related to borrowed money) ratio, on a rolling four-quarter basis, of no less than 3 to 1.
    As of June 30, 2006, the Company's consolidated debt to EBITDA ratio was 2.90 and the consolidated EBITDA to consolidated interest ratio was 5.14. Consolidated EBITDA and consolidated interest expense, as adjusted, are non-GAAP financial measures. The Company believes that the presentation of the consolidated debt to EBITDA and EBITDA to consolidated interest expense financial measures is useful information to investors, as it provides information as to how the Company actually performed against the financial requirements under the Secured Credit Facilities, and how much headroom the Company has within these covenants.


The following table reconciles EBITDA, as included in the computation of the consolidated debt to EBITDA ratio under the Secured Credit
Agreement covenants, to the most directly comparable GAAP measure of loss from continuing operations before interest, other income
(charges), net and income taxes:


(in millions)                       Second    First   Fourth    Third
                      Rolling Four  Quarter  Quarter  Quarter  Quarter
                     Quarter Total   2006     2006     2005     2005

Net loss                  $(1,540)  $ (282)   $(298)   $ (46)   $(914)

Plus:
Interest expense              252       66       62       67       57
Provision (benefit)
 for income taxes             736       51        3      (46)     728
Depreciation and
 amortization               1,577      345      371      465      396
Non-cash
 restructuring
 charges and asset
 write-downs/
 impairments                  294       77       56      109       52
Loss from cumulative
 effect of
 accounting change,
 net of income taxes
 (extraordinary
 loss)                         57        -        -       57        -
Non-cash purchase
 accounting
 adjustments                   16        -        -        -       16
Non-cash stock
 compensation
 expense                       20        8        6        3        3
Non-cash equity in
 (earnings) loss
 from unconsolidated
 affiliates                    (7)      (7)       -       (1)       1
Impact of change in
 accounting from
 LIFO to average
 cost                           5        -        -        4        1
                     -------------  -------  -------  -------  -------
   Total additions
    to calculate
    EBITDA                  2,950      540      498      658    1,254

Less:
Earnings from
 discontinued
 operations, net of
 income taxes
 (extraordinary
 income)                     (149)       -        -     (148)      (1)
Investment income             (43)     (13)     (17)      (7)      (6)
                     -------------  -------  -------  -------  -------
   Total subtractions
    to calculate
    EBITDA                   (192)     (13)     (17)    (155)      (7)
                     -------------  -------  -------  -------  -------

EBITDA, as included
 in the debt to
 EBITDA ratio as
 presented                $ 1,218    $ 245     $183     $457     $333
                     =============  =======  =======  =======  =======


(Following is a reconciliation to the most directly comparable
GAAP measure)

EBITDA, as included
 in the debt to
 EBITDA ratio as
 presented                $ 1,218    $ 245     $183     $457     $333
Depreciation and
 amortization              (1,577)    (345)    (371)    (465)    (396)
Non-cash
 restructuring
 charges and asset
 write-downs/
 impairments                 (294)     (77)     (56)    (109)     (52)
Other adjustments,
 net                          (67)       10     (15)     (54)   (8)
                     -------------  -------  -------  -------  -------

Loss from continuing
 operations before
 interest, other
 income (charges),
 net and income
 taxes                   $   (720)   $(167)  $ (259)   $(171)   $(123)
                     =============  =======  =======  =======  =======



The following table reconciles interest expense, as adjusted, as included in the computation of the EBITDA to interest expense ratio under the Secured Credit Agreement covenants, to the most directly comparable GAAP measure of interest expense:


(in millions)                       Second    First   Fourth    Third
                      Rolling Four  Quarter  Quarter  Quarter  Quarter
                     Quarter Total   2006     2006     2005     2005

Interest expense, as
 included in the
 EBITDA to interest
 expense ratio              $ 237   $   62   $   59   $   63    $  53
Adjustments to
 interest expense
 for purposes of the
 covenant
 calculation                   15        4        3        4        4
                     -------------  -------  -------  -------  -------
Interest expense            $ 252   $   66    $  62    $  67    $  57
                     =============  =======  =======  =======  =======

Adjustments to interest expense relate to items that are not debt for borrowed money, including interest relating to capital leases and interest relating to tax matters.


    CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    Certain statements in this report may be forward-looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to expectations for the Company's earnings, revenue, revenue growth, losses, cash, operating margins, employment reductions and charges under its restructuring program are forward-looking statements.
    Actual results may differ from those expressed or implied in forward-looking statements. In addition, any forward-looking statements represent the Company's estimates only as of the date they are made, and should not be relied upon as representing the Company's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change. The forward-looking statements contained in this report are subject to a number of factors and uncertainties, including the successful:

    -- execution of the digital growth and profitability strategies, business model and cash plan;

    --  implementation of a changed segment structure;

    -- implementation of the cost reduction program, including asset rationalization and monetization, reduction in selling, general and administrative costs and personnel reductions;

    -- transition of certain financial processes and administrative functions to a global shared services model and the outsourcing of certain functions to third parties;

    -- implementation of, and performance under, the debt management program, including compliance with our debt covenants;

    -- implementation of product strategies (including category expansion, digitization, organic light emitting diode (OLED) displays and digital products) and go-to-market strategies;

    -- protection, enforcement and defense of our intellectual property;

    -- implementation of intellectual property licensing and other strategies;

    --  development and implementation of e-commerce strategies;

    -- completion of information systems upgrades, including SAP, our enterprise system software;

    --  completion of various portfolio actions;

    --  reduction of inventories;

    --  integration of acquired businesses;

    --  improvement in manufacturing productivity and techniques;

    --  improvement in receivables performance;

    -- improvement in supply chain efficiency and management of third-party sourcing relationships;

    -- implementation of our strategies designed to address the decline in our traditional businesses; and

    -- performance of our business in emerging markets like China, India, Brazil, Mexico and Russia.

    The forward-looking statements contained in this report are subject to the following additional risk factors:

    -- inherent unpredictability of currency fluctuations, commodity prices and raw material costs;

    --  competitive actions, including pricing;

    -- changes in our debt credit ratings and our ability to access capital markets;

    -- the nature and pace of technology evolution, including the traditional-to-digital transformation;

    --  continuing customer consolidation and buying power;

    -- current and future proposed changes to accounting rules and to tax laws, as well as other factors which could adversely impact our effective tax rate in the future;

    -- general economic, business, geo-political, regulatory and public health conditions;

    --  market growth predictions;

    --  continued effectiveness of internal controls; and

    -- other factors and uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission.

    Any forward-looking statements in this report should be evaluated in light of these important factors and uncertainties.



EASTMAN KODAK COMPANY
CONSOLIDATED STATEMENT OF OPERATIONS - UNAUDITED
(in millions, except per share data)

                               Three Months Ended   Six Months Ended
                                    June 30             June 30
                               ------------------  -------------------
                                 2006       2005     2006        2005

Net sales                      $3,360     $3,686   $6,249      $6,518
Cost of goods sold              2,551      2,648    4,762       4,789
                               ------     ------   ------      ------
   Gross profit                   809      1,038    1,487       1,729

Selling, general and
 administrative expenses          620        650    1,229       1,231
Research and development costs    187        272      370         468
Restructuring costs and other     169        253      314         368
                               ------     ------   ------      ------
Loss from continuing
 operations before interest,
 other income (charges), net
 and income taxes                (167)      (137)    (426)       (338)

Interest expense                   66         49      128          87
Other income (charges), net         2        (37)      28          (2)
                               ------     ------   ------      ------
Loss from continuing
 operations before income
 taxes                           (231)      (223)    (526)       (427)
Provision (benefit) for income
 taxes                             51        (68)      54        (125)
                               ------     ------   ------      ------
Loss from continuing
 operations                    $ (282)    $ (155)  $ (580)      $(302)
                               ======     ======   ======      ======

Earnings from discontinued
 operations, net of income
 taxes                         $    -     $    -   $    -       $   1
                               ======     ======   ======      ======


NET LOSS                       $ (282)    $ (155)  $ (580)      $(301)
                               ======     ======   ======      ======

Basic and diluted net loss
 per share:
  Continuing operations        $ (.98)    $ (.54)  $(2.02)     $(1.05)
  Discontinued operations           -          -        -           -
                               ------     ------   ------      ------
  Total                        $ (.98)    $ (.54)  $(2.02)     $(1.05)
                               ======     ======   ======      ======


Number of common shares used
 in basic net loss per share    287.3      287.1    287.2       287.0
Incremental shares from
 assumed conversion of options      -          -        -           -
                               ------     ------   ------      ------
Number of common shares used
 in diluted net loss per share  287.3      287.1    287.2       287.0
                               ======     ======   ======      ======



EASTMAN KODAK COMPANY
CONSOLIDATED STATEMENT OF FINANCIAL POSITION - UNAUDITED
(in millions)

                                                  June 30,   Dec. 31,
                                                   2006       2005
ASSETS

CURRENT ASSETS
Cash and cash equivalents                           $1,055     $1,665
Receivables, net                                     2,580      2,760
Inventories, net                                     1,439      1,455
Deferred income taxes                                  111        100
Other current assets                                   132        116
                                                  --------   --------
 Total current assets                                5,317      6,096
                                                  --------   --------
Property, plant and equipment, net                   3,250      3,778
Goodwill                                             2,174      2,141
Other long-term assets                               3,510      3,221
                                                  --------   --------
 TOTAL ASSETS                                      $14,251    $15,236
                                                  ========   ========

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and other current
  liabilities                                      $ 3,655    $ 4,187
Short-term borrowings                                  284        819
Accrued income taxes                                   769        483
                                                  --------   --------
 Total current liabilities                           4,708      5,489

OTHER LIABILITIES
Long-term debt, net of current portion               3,247      2,764
Pension and other postretirement
  liabilities                                        3,218      3,476
Other long-term liabilities                          1,203      1,225
                                                  --------   --------
 Total liabilities                                  12,376     12,954

SHAREHOLDERS' EQUITY
Common stock at par                                    978        978
Additional paid in capital                             883        873
Retained earnings                                    6,062      6,717
Accumulated other comprehensive loss                 (234)      (467)
Unvested stock                                         (4)        (6)
                                                  --------   --------
                                                     7,685      8,095
Less: Treasury stock at cost                         5,810      5,813
                                                  --------   --------
 Total shareholders' equity                          1,875      2,282
                                                  --------   --------
 TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY                             $14,251    $15,236
                                                  ========   ========


EASTMAN KODAK COMPANY
CONSOLIDATED STATEMENT OF CASH FLOWS - UNAUDITED
(in millions)
                                                      Six Months Ended
                                                          June 30
                                                      ----------------
                                                        2006     2005

Cash flows relating to operating activities:
Net loss                                               $(580)   $(301)
Adjustments to reconcile to net cash used in
operating activities:
  Earnings from discontinued operations                    -       (1)
  Equity in earnings from unconsolidated
   affiliates                                             (7)     (12)
  Depreciation and amortization                          716      541
  Purchased research and development                       -       66
  Loss (gain) on sales of businesses/assets                1      (16)
  Restructuring costs, asset impairments and
   other non-cash charges                                 79      101
  Benefit for deferred taxes                            (237)    (122)
  Decrease in receivables                                216       69
  Decrease (increase) in inventories                      28      (72)
  Decrease in liabilities excluding borrowings          (482)    (707)
  Other items, net                                      (135)      24
                                                       ------  -------
    Total adjustments                                    179     (129)
                                                       ------  -------
    Net cash used in operating activities               (401)    (430)
                                                       ------  -------
Cash flows relating to investing activities:
  Additions to properties                               (184)    (210)
  Net proceeds from sales of businesses/assets            33       22
  Acquisitions, net of cash acquired                       -     (987)
  (Investments in) distributions from
    unconsolidated affiliates                             (9)      63
  Marketable securities - purchases                      (60)     (55)
  Marketable securities - sales                           57       45
                                                       ------  -------
    Net cash used in investing activities               (163)  (1,122)
                                                       ------  -------
Cash flows relating to financing activities:
  Net (decrease) increase in borrowings
   with original maturity of 90 days or less             (21)      87
  Proceeds from other borrowings                         568    1,068
  Repayment of other borrowings                         (599)    (296)
  Exercise of employee stock options                       -       12
                                                       ------  -------
    Net cash (used in) provided by financing
     activities                                          (52)     871
                                                       ------  -------
Effect of exchange rate changes on cash                    6      (21)
                                                       ------  -------

Net decrease in cash and cash equivalents               (610)    (702)
Cash and cash equivalents, beginning of year           1,665    1,255
                                                       ------  -------
Cash and cash equivalents, end of quarter              $1,055   $ 553
                                                       ======  =======



Net Sales from Continuing Operations by Reportable Segment and
All Other - Unaudited
(in millions)
                          Three Months Ended       Six Months Ended
                                June  30                June 30
                        ----------------------  ----------------------
                          2006    2005  Change    2006    2005  Change
Consumer Digital
 Imaging Group
  Inside the U.S.       $  378  $  391    - 3%  $  653  $  695    - 6%
  Outside the U.S.         250     280    -11      473     529    -11
                        ------  ------  ------  ------  ------  ------
Total CDG                  628     671    - 6    1,126   1,224    - 8
                        ------  ------  ------  ------  ------  ------

Film and Photofinishing
 Systems Group
  Inside the U.S.          391     512    -24      675     914    -26
  Outside the U.S.         762     991    -23    1,394   1,857    -25
                        ------  ------  ------  ------  ------  ------
Total FPG                1,153   1,503    -23    2,069   2,771    -25
                        ------  ------  ------  ------  ------  ------

Graphic Communications
 Group
  Inside the U.S.          314     251    +25      627     407    +54
  Outside the U.S.         594     543    + 9    1,151     755    +52
                        ------  ------  ------  ------  ------  ------
Total Graphic
 Communications Group      908     794    +14    1,778   1,162    +53
                        ------  ------  ------  ------  ------  ------

Health Group
  Inside the U.S.          244     273    -11      477     518    - 8
  Outside the U.S.         411     421    - 2      763     802    - 5
                        ------  ------  ------  ------  ------  ------
Total Health Group         655     694    - 6    1,240   1,320    - 6
                        ------  ------  ------  ------  ------  ------

All Other
  Inside the U.S.           13      15    -13       30      23    +30
  Outside the U.S.           3       9    -67        6      18    -67
                        ------  ------  ------  ------  ------  ------
Total All Other             16      24    -33       36      41    -12
                        ------  ------  ------  ------  ------  ------
    Consolidated total  $3,360  $3,686    - 9%  $6,249  $6,518    - 4%
                        ======  ======  ======  ======  ======  ======


(Loss) Earnings from Continuing Operations Before Interest, Other
Income (Charges), Net and Income Taxes by Reportable Segment and All Other - Unaudited

(in millions)
                          Three Months Ended       Six Months Ended
                                June  30                June 30
                        ----------------------  ----------------------
                          2006    2005  Change    2006    2005  Change

Consumer Digital
 Imaging Group          $ (79)  $ (52)    -52%  $(173)  $(110)   - 57%
    Percent of Sales      (13)%    (8)%           (15)%    (9)%

Film and Photofinishing
 Systems Group          $ 113   $ 244     -54%  $ 142   $ 315    - 55%
    Percent of Sales       10%     16%              7%     11%

Graphic Communications
 Group                  $  22   $ (42)   +152%  $  53   $ (76)   +170%
    Percent of Sales        2%     (5)%             3%     (7)%

Health Group            $  78   $ 109    - 28%  $ 124   $ 187    - 34%
    Percent of Sales       12%     16%             10%     14%

All Other               $ (51)  $ (57)   + 11%  $ (94)  $(109)   + 14%
    Percent of Sales     (319)%  (238)%          (261)%  (266)%
                        ------  ------  ------  ------  ------  ------
Total of segments       $  83   $ 202    - 59%  $  52   $ 207    - 75%
    Percent of Sales        2%      5%              1%      3%

Restructuring costs and
 other                   (246)   (339)           (474)   (545)
Legal settlement           (4)      -              (4)      -
Interest expense          (66)    (49)           (128)    (87)
Other income (charges),
 net                        2     (37)             28      (2)
                        ------  ------  ------  ------  ------  ------
    Consolidated loss
     from continuing
     operations before
     income taxes       $(231)  $(223)   -  4%  $(526)  $(427)   - 23%
                        ======  ======  ======  ======  ======  ======